Filed Pursuant to Rule 424(b)(4)
Registration No. 333-113413

Prospectus Supplement to Prospectus Dated March 9, 2004.

5,000,000 Shares

Common Stock

        All of the 5,000,000 shares are being offered by the selling stockholders identified in this prospectus supplement. We will not receive any of the proceeds from the sale of the shares.

      The common stock is quoted on the Nasdaq National Market under the symbol “IRGI”. The last reported sale price of the common stock on March 31, 2004 was $28.42 per share.

      See “Risk Factors” on page 2 of the accompanying prospectus to read about factors you should consider before buying shares of the common stock.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial price to public	$26.75	$133,750,000
Underwriting discount(1)	$0.34	$1,700,000
Proceeds, before expenses, to selling stockholders	$26.41	$132,050,000

(1)	In addition, Goldman, Sachs & Co. may receive from purchasers of the shares normal brokerage commissions in amounts agreed upon with such purchasers.

      Goldman, Sachs & Co. expects to deliver the shares against payment in New York, New York on April 5, 2004.

Goldman, Sachs & Co.

Prospectus Supplement dated March 31, 2004.

TABLE OF CONTENTS

INVERESK RESEARCH GROUP, INC.
USE OF PROCEEDS
SELLING STOCKHOLDERS
UNDERWRITING
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
BUSINESS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements. When used in this prospectus supplement or the accompanying prospectus or any of the documents incorporated herein by reference, the terms “believe,” “anticipate,” “estimate,” “expect,” “seek,” “intend,” “could,” “will,” “predict,” “plan,” “potential,” “continue,” and “may” or other similar terminology, or the negative of these terms, are generally intended to identify “forward-looking statements.” Our forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. We discuss these factors in more detail elsewhere in the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2003, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” You should not place undue reliance on our forward-looking statements. We do not intend to update any of these factors or to publicly announce the result of any revisions to any of these forward-looking statements.

THE OFFERING

Shares of common stock offered by the selling stockholders	5,000,000

Shares of common stock outstanding before and after the offering	37,980,837[1]

Use of proceeds	We will not receive any proceeds from the sale of the offered shares (see “Use of Proceeds”)

Nasdaq Stock Symbol	IRGI

[1]	Includes 2,040 shares issued after March 31, 2004 pursuant to options exercised before that date.

INVERESK RESEARCH GROUP, INC.

      Unless otherwise indicated, all references to “Inveresk Research,” “Inveresk Research Group,” “we,” “us” and “our” refer to Inveresk Research Group, Inc. and its consolidated subsidiaries.

Our Business

      We are a leading provider of drug development services to companies in the pharmaceutical and biotechnology industries. Through our pre-clinical and clinical business segments, we offer a broad range of drug development services, including pre-clinical safety and pharmacology evaluation services, laboratory sciences services and clinical development services. We are one of a small number of drug development services companies currently providing a comprehensive range of pre-clinical and clinical development services on a worldwide basis. Our client base includes major pharmaceutical companies in North America, Europe and Japan, as well as many biotechnology and specialty pharmaceutical companies. We completed our initial public offering of common stock in July 2002.

      Pre-clinical Business. Our pre-clinical development business was established nearly 40 years ago, employs approximately 1,800 people and operates from two principal facilities, one located in Tranent, Scotland and the other in Montreal, Canada. This business segment provides pre-clinical safety and pharmacology evaluation services and laboratory sciences services (including clinical support services). Based upon net service revenue, we believe that we are the second largest provider of pre-clinical safety evaluation services in the world. Our pre-clinical business has a diverse client base, with no single client representing more than 10% of our net service revenue in 2003 or in 2002. More than 85% of the net service revenue from our pre-clinical business in 2002 and 2003 was generated from repeat clients.

      Clinical Business. Our clinical development business was established in 1988 and operates from 15 facilities located across the United States and Europe, employing approximately 1,000 people. This business segment conducts Phase I clinical trials and provides Phase II-IV clinical trials management services (including medical data sciences services and regulatory support). Our 62-bed clinic in Edinburgh, Scotland conducts a wide range of Phase I clinical trials and has completed an average of 11 first-in-man studies annually over the past five years. The global infrastructure of our clinical development business permits us to offer our clients multi-country Phase II-IV clinical trials, as well as smaller single-country projects.

Our Headquarters and Websites

      Our headquarters are located at 11000 Weston Parkway, Cary, North Carolina 27513. Our telephone number is (919) 460-9005. We maintain sites on the World Wide Web at www.inveresk.com and www.ctbr.com; however, the information found on our websites is not a part of this prospectus supplement or the accompanying prospectus.

USE OF PROCEEDS

      The selling stockholders will receive all of the proceeds from selling the common stock offered hereby. See “Selling Stockholders.” We will not receive any of the proceeds from this offering.

SELLING STOCKHOLDERS

      This prospectus supplement relates to the offer and sale for the account of the selling stockholders named below of an aggregate of 5,000,000 shares of our common stock. The following table sets forth certain information regarding the selling stockholders’ beneficial ownership of our common stock on the basis of the 37,980,837 shares of our common stock that were outstanding as of March 31, 2004.

	Shares Beneficially			Shares Beneficially
	Owned as of			Owned After the
	March 31, 2004		Shares	Offering
Name and Address of Selling			Being
Stockholders(1)	Number	Percent	Offered	Number	Percent

Candover Partners Limited**(1)	7,649,755	20.1%	4,411,769	3,237,986	8.5%
Candover Investments PLC**	917,974	2.4%	529,414	388,560	1.0%
Candover (Trustees) Limited**	101,985	*	58,817	43,168	*

*	Indicates less than 1.0%.

**	The address of each of these entities is 20 Old Bailey, London EC4M 7LN, United Kingdom.

(1)	Comprised of 7,649,755 shares of common stock held collectively by five limited partnerships that make up the Candover 1997 Fund, of which Candover Partners Limited is general partner. Information for each of these five limited partnerships is as follows:

	Shares Beneficially			Shares Beneficially
	Owned as of			Owned After the
	March 31, 2004		Shares	Offering
Name and Address of Selling			Being
Stockholders	Number	Percent	Offered	Number	Percent

Candover 1997 UK No. 1 Limited Partnership**	2,986,459	7.9%	1,722,352	1,264,107	3.3%
Candover 1997 UK No. 2 Limited Partnership**	930,240	2.4%	536,488	393,752	1.0%
Candover 1997 US No. 1 Limited Partnership**	2,479,532	6.5%	1,429,996	1,049,536	2.8%
Candover 1997 US No. 2 Limited Partnership**	834,333	2.2%	481,177	353,156	*
Candover 1997 US No. 3 Limited Partnership**	419,191	1.1%	241,756	177,435	*

UNDERWRITING

      We, the selling stockholders and Goldman, Sachs & Co. have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, Goldman, Sachs & Co. has agreed to purchase all of the 5,000,000 shares offered hereby.

      Shares sold by Goldman, Sachs & Co. to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. In addition, Goldman, Sachs & Co. may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers. If all the shares are not sold at the initial price to public, Goldman, Sachs & Co. may change the offering price and the other selling terms.

      We and the selling stockholders have agreed with Goldman, Sachs & Co. not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans.

      In connection with the offering, Goldman, Sachs & Co. may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Goldman, Sachs & Co. of a greater number of shares than it is required to purchase in the offering. Goldman, Sachs & Co. will need to close out any short sale by purchasing shares in the open market. Goldman, Sachs & Co. is likely to create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by Goldman, Sachs & Co. in the open market prior to the completion of the offering.

      Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

      In compliance with guidelines of the National Association of Securities Dealers, Inc., the maximum compensation to the underwriter or dealers in connection with the sale of common stock pursuant to this prospectus supplement and the accompanying prospectus will not exceed 8% of the aggregate total public offering price of the common stock offered.

      Goldman, Sachs & Co. has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the Closing date, will not offer or sell any shares of common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any shares of common stock in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

      Pursuant to a registration rights agreement with the selling stockholders, we have agreed to bear certain of the expenses of this offering other than underwriting commissions and discounts. We estimate that our share of the total expenses of the offering will be approximately $250,000.

      We and the selling stockholders have agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

      Goldman, Sachs & Co. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the selling stockholders and for us, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by Clifford Chance US LLP. Certain legal matters in connection with the offering will be passed upon for the underwriter by Coudert Brothers LLP.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-3 with the Securities and Exchange Commission with respect to the common stock being offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus, which constitutes a part of the registration statement, do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. You should refer to the registration statement, including its exhibits, for further information with respect to us and our common stock.

      Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit. In addition, we are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other materials with the Securities and Exchange Commission. Copies of the registration statement, including the related exhibits, as well as the reports, proxy statements and other materials filed by us, are available for examination without charge at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission’s Midwest Regional Office at 175 West Jackson Boulevard, Suite 900, Chicago IL, 60604 or the Northeast Regional Office at 233 Broadway, New York, NY 10279 or on the website of the Securities and Exchange Commission at http://www.sec.gov. Copies of all or a portion of the registration statement and our other filings can be obtained from the Public Reference Room of the Securities and Exchange Commission upon payment of prescribed fees, and materials on the operation of the Public Reference Room may be obtained by calling the Commission at (800) SEC-0330. You can also obtain copies of our filings with the SEC, free of charge, through our website at www.inveresk.com.

Prospectus

8,669,714 Shares of Common Stock

          This prospectus relates to the public offering of 8,669,714 shares of our common stock, any of which shares may be offered from time to time by the selling stockholders listed under “Selling Stockholders.” The selling stockholders may offer the shares in amounts, at prices and on terms to be set forth in one or more prospectus supplements. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

          The selling stockholders may sell these securities to or through underwriters, dealers or agents or directly to investors.

          We will provide specific terms of each issuance of these securities in supplements to this prospectus. This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you decide to invest.

          Our common stock is quoted on The Nasdaq Stock Market’s National Market under the symbol “IRGI.”

            See “Risk Factors” beginning on page 2 to read about certain risks you should consider before buying our shares.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 9, 2004

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements under the caption “Risk Factors” and elsewhere.

      When used in this prospectus, the terms “believe,” “anticipate,” “estimate,” “expect,” “seek,” “intend,” “could,” “will,” “predict,” “plan,” “potential,” “continue,” and “may” or other similar terminology, or the negative of these terms, are generally intended to identify “forward-looking statements.” Our forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. We discuss these factors in more detail elsewhere in this prospectus, including under the caption “Risk Factors.” You should not place undue reliance on our forward-looking statements. We do not intend to update any of these factors or to publicly announce the result of any revisions to any of these forward-looking statements.

BUSINESS

      Unless otherwise indicated, all references to “Inveresk Research,” “Inveresk Research Group,” “we,” “us” and “our” refer to Inveresk Research Group, Inc. and its consolidated subsidiaries.

Our Business

      We are a leading provider of drug development services to companies in the pharmaceutical and biotechnology industries. Through our pre-clinical and clinical business segments, we offer a broad range of drug development services, including pre-clinical safety and pharmacology evaluation services, laboratory sciences services and clinical development services. We are one of a small number of drug development services companies currently providing a comprehensive range of pre-clinical and clinical development services on a worldwide basis. Our client base includes major pharmaceutical companies in North America, Europe and Japan, as well as many biotechnology and specialty pharmaceutical companies. We completed our initial public offering of common stock in July 2002.

      Pre-clinical Business. Our pre-clinical development business was established nearly 40 years ago, employs approximately 1,800 people and operates from two principal facilities, one located in Tranent, Scotland and the other in Montreal, Canada. This business segment provides pre-clinical safety and pharmacology evaluation services and laboratory sciences services (including clinical support services). Based upon net service revenue, we believe that we are the second largest provider of pre-clinical safety evaluation services in the world. Our pre-clinical business has a diverse client base, with no single client representing more than 10% of our net service revenue in 2003 or in 2002. More than 85% of the net service revenue from our pre-clinical business in 2002 and 2003 was generated from repeat clients.

      Clinical Business. Our clinical development business was established in 1988 and operates from 15 facilities located across the United States and Europe, employing approximately 1,000 people. This business segment conducts Phase I clinical trials and provides Phase II-IV clinical trials management services (including medical data sciences services and regulatory support). Our 62-bed clinic in Edinburgh, Scotland conducts a wide range of Phase I clinical trials and has completed an average of 11 first-in-man studies annually over the past five years. The global infrastructure of our clinical development business permits us to offer our clients multi-country Phase II-IV clinical trials, as well as smaller single-country projects.

Our Headquarters and Websites

      Our headquarters are located at 11000 Weston Parkway, Cary, North Carolina 27513. Our telephone number is (919) 460-9005. We maintain sites on the World Wide Web at www.inveresk.com and www.ctbr.com; however, the information found on our websites is not a part of this prospectus.

RISK FACTORS

      An investment in the common stock offered by this prospectus and any prospectus supplement involves a substantial risk of loss. You should carefully consider the risks described below and the other information contained in, or incorporated by reference in, this prospectus and any prospectus supplement, including our financial statements and the related notes, before you purchase any of our shares of common stock. Additional risks and uncertainties, including those generally affecting the market in which we operate or that we currently deem immaterial, may also impair our business. If any such risks actually materialize, our business, financial condition and operating results could be adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to our Business

We could be adversely affected if the companies in the pharmaceutical and biotechnology industries to whom we offer our services reduce their research and development activities or reduce the extent to which they outsource pre-clinical and clinical development.

      We are a global provider of drug development services to pharmaceutical and biotechnology clients. As such, our ability to grow and win new business is dependent upon the ability and willingness of companies in the pharmaceutical and biotechnology industries to continue to spend on research and development at rates close to or at historical levels and to outsource the services we provide. We are therefore subject to risks, uncertainties and trends that affect companies in these industries. For example, we have benefited to date from the increasing tendency of pharmaceutical and biotechnology companies to outsource both small and large pre-clinical and clinical development projects. Any general downturn in the pharmaceutical or biotechnology industries, any reduction in research and development spending by companies in these industries or any expansion of their in-house development capabilities could have a material adverse effect on our business, financial condition and operating results.

We could be adversely affected by changes in government regulations.

      The process for approval of a drug candidate is subject to strict government regulation, especially in North America, Europe and Japan. Any material changes in government regulations, whether involving a relaxation or a strengthening of regulation, could adversely affect us. A relaxation in regulatory requirements or the introduction of simplified drug approval procedures, for instance, could have a material adverse effect on the demand for our services, which could adversely affect our business, financial condition and operating results. At the same time, an increase in regulatory requirements could require us to change the manner in which we conduct our operations or could require us to incur significant capital expenditures in order to effect those changes. Other changes in governmental regulations could result in a change in the type and amount of capital expenditures required to conduct our business and as a result could have a material adverse effect on our business, financial condition and operating results.

Our exposure to exchange rate fluctuations could adversely affect our results of operations.

      We derived approximately 80% of our consolidated net service revenue in 2003 from our operations outside of the United States, primarily from our operations in Canada and the United Kingdom, where significant amounts of our revenues and expenses are recorded in local (non-U.S.) currency. Our financial statements are presented in U.S. dollars. Accordingly, changes in currency exchange rates, particularly between the pound sterling, the Canadian dollar and the U.S. dollar, will cause fluctuations in our reported financial results, which fluctuations could be material.

      In addition, our contracts with our clients are frequently denominated in currencies other than the currency in which we incur expenses related to those contracts. This is particularly the case with respect to our Canadian operations, where our contracts generally provide for invoicing clients in U.S. dollars but our expenses are generally incurred in Canadian dollars. Where expenses are incurred in currencies other than those in which contracts are priced, fluctuations in the relative value of those currencies could have a material adverse effect on our results of operations.

We could be adversely affected by tax law changes in the United Kingdom or Canada.

      Our operations in the United Kingdom and Canada currently benefit from favorable corporate tax arrangements. We receive substantial tax credits in Canada from both the Canadian federal and Quebec governments and we benefit from tax credits and accelerated tax depreciation allowances in the United Kingdom. Any reduction in the availability or amount of these tax credits or allowances would be likely to have a material adverse effect on our profits or cash flow from either or both of our Canadian and United Kingdom operations.

The percentage of our income that we reserve for the payment of taxes may fluctuate significantly from period to period.

      We receive research and development tax credits in Canada and the United Kingdom. The size of these tax credits is dependent upon the amount of qualifying costs incurred in these jurisdictions and therefore the tax credits are not a constant percentage of our income before taxes. In addition, we expect to receive tax deductions equal to the gains made by United Kingdom employees on exercise of their stock options. These deductions will arise at the time of exercise of the options and will depend on the market price of our stock at the time of exercise. Because of these factors, our provision for income taxes expressed as a percentage of income before income taxes may fluctuate significantly from period to period.

Our quarterly operating results may vary, which could negatively affect the market price of our common stock.

      Certain of our operations have experienced, and may continue to experience, period-to-period fluctuations in net service revenue and results from operations. In addition, typically we generate a disproportionate amount of our net service revenue during the last three quarters of our fiscal year. We believe this results from the budgeting cycles of our pharmaceutical company clients, many of whom use the initial part of their fiscal year to establish their objectives for the year. Because we generate a large proportion of our revenue from services provided on the basis of an hourly recovery charge, our net service revenue in any period is directly related to the number of employees and the number of billable hours worked during that period. Our results of operations in any quarter can fluctuate depending upon, among other things, the number of weeks in the quarter, the number and nature of ongoing client engagements, the commencement, postponement and termination of engagements in the quarter, the mix of revenue, the extent of cost overruns, changes in the scope of our agreements with clients, employee hiring, holiday patterns, severe weather conditions, exchange rate fluctuations and other factors. We may also, in any given quarter, be required to make U.K. National Insurance contributions in connection with the exercise by certain of our U.K. resident employees of options issued prior to our initial public offering. We have only limited ability to compensate for periods of underutilization during one part of a fiscal period by augmenting revenues during another part of that period. We believe that operating results for any particular quarter are not necessarily a meaningful indication of the health of our business or of future results. Nonetheless, fluctuations in our quarterly operating results could negatively affect the market price of our common stock.

We depend on our senior management team, and the loss of any member of the team may adversely affect our business.

      We believe our success will depend on the continued employment of our senior management team. If one or more members of our senior management team were unable or unwilling to continue in their present positions, those persons could be difficult to replace and our business could be harmed. If any of our key employees were to join a competitor or to form a competing company, some of our clients might choose to use the services of that competitor or new company instead of our own. Furthermore, clients or other companies seeking to develop in-house capabilities may hire away some of our senior management or key employees.

If we are unable to recruit and retain qualified personnel we may not be able to expand our business and remain competitive.

      Because of the specialized scientific nature of our business, we are highly dependent, in both our pre-clinical and clinical operations, upon qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical and biotechnology fields. Therefore, although traditionally we have experienced a relatively low turnover in our staff, in the future we may not be able to attract and retain the qualified personnel necessary for the conduct and further development of our businesses. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, could have a material adverse effect on our ability to expand our businesses and remain competitive in the industries in which we participate.

If we are unable to attract suitable participants for the clinical trials of our clients, our clinical development business may suffer.

      One clinical development business is dependent upon our ability to recruit participants for the clinical trials we are managing. These clinical trials rely upon the ready accessibility and willing participation of volunteer subjects. These subjects generally include volunteers from the communities in which the studies are conducted. Although to date these communities have provided a substantial pool of potential subjects for research studies, there may not be a sufficient number of participants available with the traits necessary to conduct our clinical trials in the future. If multiple organizations are conducting similar trials and competing for participants, it could also make our recruitment efforts more difficult. If we are unable to attract suitable and willing participants on a consistent basis, it would have an adverse effect on the trials being managed by our clinical development business, which in turn could have a material adverse effect on our business.

Our contracts are generally terminable on little or no notice. Termination of a large contract for services or multiple contracts for services could adversely affect our revenue and profitability.

      In general, our agreements with clients provide that the client can terminate the agreements or reduce the scope of services under the agreements upon little or no notice. Clients may elect to terminate their agreements with us for various reasons, including:

•	unexpected or undesired study results;

•	inadequate patient enrollment or investigator recruitment;

•	production problems resulting in shortages of the drug being tested;

•	adverse patient reactions to the drug being tested; or

•	the client’s decision to forego or terminate a particular study.

      If a client terminates its contract with us we are generally entitled under the terms of the contract to receive revenue earned to date as well as certain other costs. In both our pre-clinical and clinical businesses, cancellations of any large contract or simultaneous cancellation of multiple contracts could materially adversely affect our business, financial condition and operating results.

Because most of our clinical development net service revenue is from long-term fixed-fee contracts, we would lose money in performing these contracts if our costs of performing those contracts were to exceed the fixed fees payable to us.

      Because most of our clinical development net service revenue is from long-term fixed price contracts, we bear the risk of cost overruns under these contracts. If the costs of completing these projects exceed the fixed fees for these projects, for example if we underprice these contracts or if there are significant cost overruns under these contracts, our business, financial condition and operating results could be adversely affected.

      Although the majority of our contracts with our pre-clinical clients are also fixed price contracts, we typically have more flexibility under those contracts to adjust the price to be charged if we are asked to provide additional services. These contracts also tend to have shorter terms than our clinical contracts. Therefore, we have less risk of underpricing or incurring significant cost overruns under our pre-clinical contracts. However, if we did have to bear significant costs of underpricing or cost-overruns under our pre-clinical contracts, our business, financial condition and operating results could be adversely affected.

Our future profitability could be reduced if we incur liability for failure to properly perform our obligations under our contracts with our clients.

      We are liable to our clients for any failure to conduct their studies properly according to the agreed upon protocol and contract. If we fail to conduct a study properly in accordance with the agreed upon procedures, we may have to repeat the study at our expense, reimburse the client for the cost of the study and pay additional damages.

      At our Phase I clinic in Edinburgh, we study the effects of drugs on healthy volunteers. In addition, in our clinical business we, on behalf of our clients, contract with physicians who render professional services, including the administration of the substance being tested, to participants in clinical trials, many of whom are seriously ill and are at great risk of further illness or death as a result of factors other than their participation in a trial. As a result, we could be held liable for bodily injury, death, pain and suffering, loss of consortium, or other personal injury claims and medical expenses arising from a clinical trial.

      To reduce our potential liability, informed consent is sought from each participant in our Phase I-IV clinical trials and we obtain indemnity provisions in our contracts with clients. These indemnities generally do not, however, protect us against certain of our own actions such as those involving negligence or misconduct. Our business, financial condition and operating results could be materially and adversely affected if we were required to pay damages or incur defense costs in connection with a claim that is not indemnified, that is outside the scope of an indemnity or where the indemnity, although applicable, is not honored in accordance with its terms.

      We maintain errors and omissions professional liability insurance in amounts we believe to be appropriate. This insurance provides coverage for vicarious liability due to negligence of the investigators who contract with us, as well as claims by our clients that a clinical trial was compromised due to an error or omission by us. If our insurance coverage is not adequate, or if our insurance coverage does not continue to be available on terms acceptable to us, our business, financial condition and operating results could be materially and adversely affected.

Our clients retain us on an engagement-by-engagement basis, which reduces the predictability of our revenues and our profitability.

      Our clients generally retain us on an engagement-by-engagement basis. Costs of switching drug development services companies are not significant and after we complete a project for a client we do not know whether the same client will retain us in the future for additional projects. A client that accounts for a significant portion of our revenues in a given period may not generate a similar amount of revenues, if any, in subsequent periods. This makes it difficult for us to predict revenues and operating results. Since our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of engagements in progress, we may continue to incur costs and expenses based on our expectations of future revenues. This could have an adverse effect on our business, financial condition and operating results.

Our backlog is subject to reduction and cancellation and our failure to replace completed or cancelled backlog could reduce our future revenues and profitability.

      For our internal purposes, we periodically calculate backlog. Backlog represents the aggregate price of services where our clients have provided us with written evidence of their intention to proceed with a study. Our aggregate backlog at December 31, 2003 was approximately $285 million. Our backlog is subject to fluctuations and is not necessarily indicative of future backlog or revenues. Cancelled contracts are removed from backlog. Our failure to replace items of backlog that have been completed, reduced in scope or cancelled could result in lower revenues.

If we are unable to implement our business strategy effectively we may not be able to expand our business and compete effectively.

      A significant aspect of our business strategy for our pre-clinical operations is to increase the capacity and broaden the service capability of these operations through continued capital investment and, to a lesser extent, through strategic acquisitions. If we fail to implement our expansion strategy for our pre-clinical development operations successfully, we may not be able to grow or remain competitive in this area.

      A significant aspect of our business strategy for our clinical operations is to emphasize our scientific and medical input, to maximize the number of value-added services that we provide and, to a lesser extent, to grow through strategic acquisitions. If we are not successful in implementing this strategy we may not be able to expand our clinical trials operations or remain competitive in this area.

      In addition, any acquisitions we undertake in implementing our business strategy may involve a number of special risks, including:

•	diversion of management’s attention;

•	difficulties and expenses in connection with the acquisitions;

•	potential failure to retain key acquired personnel;

•	assumptions of unanticipated legal liabilities and other problems; and

•	difficulties integrating systems, operations and corporate cultures.

      If appropriate acquisition opportunities are not available on terms and conditions acceptable to us, we may not be able to expand our businesses as planned. In the event that the operations of an acquired business do not meet our performance expectations, we may have to restructure the acquired business or write-off the value of some or all of the assets of the acquired business, which could have a material adverse effect on our financial results.

We could be adversely affected if we fail to comply with regulatory standards.

      Many of the regulations that govern the pre-clinical and clinical development services industries empower regulatory authorities to compel an entity conducting pre-clinical or clinical operations to cease all or a portion of its activities if it fails to comply with regulatory standards. If we fail to comply with any existing or future government regulations, our non-complying operations could be forced to cease operating, which could have a material adverse effect on our business, financial condition and operating results. Our failure to comply with regulatory standards could also result in the termination of ongoing research or the disqualification of data for submission to regulatory authorities, either of which could have a material adverse effect on our business, financial condition and operating results. For example, if we were to fail to verify that informed consent is obtained from patient participants in connection with a particular clinical trial, the data collected from that trial could be disqualified, and we could be required to redo the trial under the terms of our contract at no further cost to our client, but at substantial cost to us.

Risks Related to our Industry

We compete in a highly competitive market and if we do not compete successfully our business could be seriously harmed.

      The competitive landscape for our two core businesses varies. Nevertheless, both businesses primarily compete with in-house departments of pharmaceutical companies, other drug development services organizations, universities and teaching hospitals.

      We believe we are the second largest provider of pre-clinical safety evaluation services in the world, based on net service revenue. Our primary pre-clinical competitor on a global basis is Covance, although we also face competition from publicly traded companies such as Charles River Laboratories, Life Sciences Research and MDS Pharma, as well as from a number of privately-held companies. Certain of these competitors are also expanding their pre-clinical operations.

      The clinical development services market is highly fragmented, with participants ranging from hundreds of small, limited-service providers to a few full service drug development services organizations with global operations. We believe we compete with a number of publicly traded companies, primarily Pharmaceutical Product Development, Covance, MDS Pharma, Parexel, ICON, SFBC and Kendle, as well as Quintiles and a number of other privately-held companies.

      In contrast to the pre-clinical drug development industry, the clinical drug development industry has few barriers to entry. Newer, smaller companies with specialty focuses, such as those aligned to a specific disease or therapeutic area, may compete aggressively against larger companies for clients.

      Increased competition might lead to price and other forms of competition that may adversely affect our operating results. Providers of outsourced drug development services compete on the basis of many factors, including the following:

•	reputation for on-time quality performance;

•	expertise, experience and stability;

•	scope of service offerings;

•	how well services are integrated;

•	strength in various geographic markets;

•	technological expertise and efficient drug development processes;

•	ability to acquire, process, analyze and report data in a time-saving, accurate manner; and

•	ability to manage large-scale clinical trials both domestically and internationally.

      We have traditionally competed effectively on the basis of the factors noted above, but we may not be able to continue to do so. If we fail to compete successfully, our business could be seriously harmed.

Health care industry reform could reduce or eliminate our business opportunities.

      The health care industry is subject to changing political, economic and regulatory influences that may affect the pharmaceutical and biotechnology industries. In recent years, several comprehensive health care reform proposals were introduced in the United States Congress. The intent of the proposals was, generally, to expand health care coverage for the uninsured and reduce the growth of total health care expenditures. While none of the proposals were adopted, the United States Congress may again address health care reform. In addition, foreign governments may also undertake health care reforms in their respective countries. Business opportunities available to us could decrease if the implementation of government health care reform adversely affects research and development expenditures by pharmaceutical and biotechnology companies.

Our business may be impaired by negative attention from special interest groups.

      Research activities with animals have been the subject of adverse attention, particularly in the United Kingdom. This has involved on-site protests and other demonstrations at facilities operated by certain of our competitors, clients and suppliers. Any negative attention or threats directed against our animal research activities in the future could impair our ability to operate our business efficiently and effectively. In addition, if regulatory authorities were to mandate a significant reduction in safety testing procedures which utilize laboratory animals (as has been advocated by certain groups), the impact upon our business would be negative. However, we believe that this is unlikely as there are currently no acceptable alternatives to animal testing which would provide the scientific information necessary to obtain regulatory approval for pharmaceuticals.

Other Risks that Could Affect our Share Price

Our largest stockholders may continue to have significant control over us unless all or a substantial portion of the shares described in this prospectus are sold, and they may make decisions with which you disagree.

      The registration statement of which this prospectus forms a part provides for the sale of up to an aggregate of 8,669,714 shares of our common stock by selling stockholders who presently own approximately 22.8% of the outstanding shares of our common stock. Unless all or a substantial portion of the 8,669,714 shares are sold, Candover Investments PLC, together with Candover (Trustees) Limited (a wholly-owned subsidiary of Candover Investments PLC) and certain investment funds indirectly controlled by Candover Investments PLC will continue to own a substantial percentage of the outstanding shares of our common stock. The interests of those Candover stockholders could differ from those of other stockholders. As a result of any substantial share ownership they retain, Candover Investments PLC may continue to exercise some control over us and any decisions relating to:

•	elections to our board of directors;

•	amendments to our certificate of incorporation;

•	the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all our assets; and

•	a change in control of our company (which may have the effect of discouraging third party offers to acquire our company).

The market price of our shares of common stock could fluctuate significantly, and you may not be able to sell your common stock at a favorable price or at all.

      In recent years, the stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of specific companies. Wide fluctuations in the trading price or volume of our shares of common stock could be caused by many factors, including factors relating to our company or to investor perception of our company (including changes in financial estimates and recommendations by financial analysts who follow us) but also factors relating to (or relating to investor perception of) the drug development services industry, the pharmaceutical and biotechnology industries or the economy in general.

Future sales of substantial numbers of our shares of common stock in the public market could adversely affect the market price of our shares, which in turn could negatively impact your investment in us.

      Future sales of substantial amounts of our shares of common stock in the public market (or the perception that such sales may occur) could adversely affect market prices of our common stock prevailing from time to time and could impair our ability to raise capital through future sales of our equity securities. All of the shares the selling stockholders are selling in this offering will be freely tradeable following the completion of that sale without restriction under the Securities Act of 1933, unless purchased by our affiliates. A substantial number of our other shares also are freely tradeable. As of February 27, 2004, 10,705,095 of our shares of common stock were restricted or control securities within the meaning of Rule 144 under the Securities Act. Sales of these shares can be made in compliance with the requirements of Rule 144 or pursuant to an effective registration statement. Substantially all of these shares are covered by a registration rights agreement requiring us under certain circumstances to register the shares for re-sale under the Securities Act. Following any sale of those shares pursuant to an effective registration statement, the shares would be freely tradeable without restriction.

      Our principal stockholders hold shares of our common stock in which they have a very large unrealized gain, and these stockholders may wish, to the extent they may permissibly do so, to realize some or all of that gain relatively quickly by selling some or all of their shares.

      We also may issue our shares of common stock from time to time to raise capital or as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. In addition, we also may grant registration rights covering those shares in connection with any such acquisitions and investments.

We have implemented certain provisions that could make any change in our board of directors or in control of our company more difficult.

      Our certificate of incorporation, our bylaws and Delaware law contain provisions, such as provisions authorizing, without a vote of stockholders, the issuance of one or more series of preferred stock that could make it difficult or expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors. We also have a staggered board of directors that makes it difficult for stockholders to change the composition of our board of directors in any one year. These anti-takeover provisions could substantially impede the ability of public stockholders to change our management and board of directors.

USE OF PROCEEDS

      We will not receive any of the proceeds from the sale pursuant to this prospectus of shares of our common stock by selling stockholders.

SELLING STOCKHOLDERS

      Up to 8,669,714 shares are being offered by certain selling stockholders pursuant to this prospectus. These represent all of the shares owned by the selling stockholders named below and accordingly, if all of the shares that may be offered pursuant to this prospectus are sold, the selling stockholders no longer will own any of our shares.

      The following table names each stockholder who may sell shares pursuant to this prospectus and presents information with respect to each selling stockholder’s beneficial ownership of our shares. We do not know which (if any) of the stockholders named below actually will offer to sell shares pursuant to this prospectus, or the number of shares that each of them will offer. The actual number of shares, if any, to be offered by each named stockholder and the amount and percentage of common stock to be owned by each selling stockholder following any offering made pursuant to this prospectus will be disclosed in the prospectus supplement issued in respect of that offering.

      For the purpose of the presentation below, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

      Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by such stockholder. The percentage of shares beneficially owned has been calculated on the basis of the 37,973,144 shares of our common stock that were outstanding as of February 27, 2004.

	Shares Beneficially
	Owned as of
	February 27, 2004

Name and Address of Selling Stockholders	Number	Percent

Candover Partners Limited**(1)	7,649,755	21.1%
Candover Investments PLC**	917,974	2.4%
Candover (Trustees) Limited**	101,985	*

*	Indicates less than 1.0%.

**	The address of each of these entities is 20 Old Bailey, London EC4M 7LN, United Kingdom.

(1)	Comprised of 7,649,755 shares of common stock held collectively by five limited partnerships that make up the Candover 1997 Fund of which Candover Partners Limited is general partner. Information for each of these five limited partnerships is as follows:

	Shares Beneficially
	Owned as of
	February 27, 2004

Name and Address of Selling Stockholders	Number	Percent

Candover 1997 UK No. 1 Limited Partnership**	2,986,459	7.9%
Candover 1997 UK No. 2 Limited Partnership**	930,240	2.4%
Candover 1997 US No. 1 Limited Partnership**	2,479,532	6.5%
Candover 1997 US No. 2 Limited Partnership**	834,333	2.2%
Candover 1997 US No. 3 Limited Partnership**	419,191	1.1%

Selling Stockholder Relationships

      Candover Investments PLC, together with certain of its affiliated entities, is our largest stockholder. In September 1999, these Candover entities purchased an aggregate of 462,500 A ordinary shares of Inveresk Research Group Limited (our former holding company) for $0.8 million and we borrowed an aggregate of $43.8 million from Candover Investments PLC and certain investment funds indirectly controlled by Candover Investments PLC. Our indebtedness under those borrowings was evidenced by 10% unsecured subordinated loan stock due 2008 issued by Inveresk Research Group Limited. In connection with our acquisition of ClinTrials Research Inc. in April 2001, Candover Investments PLC, Candover (Trustees) Limited and certain investment funds indirectly controlled by Candover Investments PLC collectively purchased an aggregate of 264,128 A ordinary shares of Inveresk Research Group Limited for $0.4 million and we borrowed an aggregate of $64.8 million from Candover Investments PLC and certain investment funds indirectly controlled by Candover Investments PLC and in consideration of that loan issued additional 10% unsecured subordinated loan stock due 2008. Our indebtedness under the 10% unsecured subordinated loan stock due 2008 became repayable, and was repaid, upon our initial public offering in June 2002.

      Before our initial public offering, we entered into a registration rights agreement with Candover Investments PLC, Candover (Trustees) Limited, certain investment funds indirectly controlled by Candover Investments PLC and certain other stockholders. Under the registration rights agreement, subject to a number of conditions and limitations, those Candover entities may require us to file a registration statement under the Securities Act to register the sale of our shares of common stock held by them. We may be required to file up to five registration statements. The registration statement of which this prospectus forms a part was filed pursuant to a request made by the Candover entities under the provisions of the registration rights agreement. Under the agreement, we will be required to pay all registration expenses, with the exception of fees and expenses of counsel to the stockholders and underwriters’ discounts and commissions. We and the stockholders named in the agreement are required to indemnify one another against certain liabilities in respect of an offering covered by the registration rights agreement, including any offering made pursuant to this prospectus.

PLAN OF DISTRIBUTION

      The selling stockholders may sell the shares offered pursuant to this prospectus and any prospectus supplement to or through one or more underwriters or dealers and the selling stockholders may sell the shares to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the shares will be named in the applicable prospectus supplement.

      Underwriters may offer and sell the shares at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The selling stockholders also may, from time to time, authorize dealers or agents to offer and sell these shares upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these shares, underwriters may receive compensation from any of the selling stockholders in the form of underwriting discounts or commissions and also may receive commissions from purchasers of the shares for whom they may act as agent. Underwriters may sell the shares to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agent.

      Shares also may be sold pursuant to this prospectus in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (d) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (e) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers also may receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

      Any underwriting compensation paid by the selling stockholders to underwriters or agents in connection with any offering of shares, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the shares may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the shares may be deemed to be underwriting discounts and commissions.

      Underwriters, dealers and agents may be entitled, under agreements entered into with us and the selling stockholders, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any underwriters to purchase any of these shares will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the shares, if any are purchased.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us, our affiliates and/or any of the selling stockholders in the ordinary course of business.

      In connection with any offering of shares pursuant to this prospectus, certain underwriters and selling group members or their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the shares. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the Securities and Exchange Commission pursuant to which these persons may bid for or purchase shares for the purpose of stabilizing their market price.

      The underwriters in any offering of shares pursuant to this prospectus also may create a “short position” for their account by selling more shares in connection with the offering than they are committed to purchase from the selling stockholders. In that case, the underwriters could cover all or a portion of the short position by purchasing shares in the open market following completion of the offering of those shares. In addition, the managing underwriter in any such offering may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the shares that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the shares at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by Clifford Chance US LLP, New York, New York.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statements of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-3 with the Securities and Exchange Commission with respect to the shares of common stock that may be offered pursuant to this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. You should refer to the registration statement, including its exhibits for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit. In addition, we are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, the “Exchange Act”, and in accordance therewith, we file periodic reports, proxy statements and other materials with the Securities and Exchange Commission. Copies of the registration statement, including the related exhibits, as well as the reports, proxy statements and other materials filed by us, are available for examination without charge at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission’s Midwest Regional Office at 175 West Jackson Boulevard, Suite 900, Chicago IL, 60604 or the Northeast Regional Office at 233 Broadway, New York, NY 10279 or on the website of the Securities and Exchange Commission at http://www.sec.gov. Copies of all or a portion of the registration statement and our other filings can be obtained from the Public Reference Room of the Securities and Exchange Commission upon payment of prescribed fees, and materials on the operation of the Public Reference Room may be obtained by calling the Commission at (800) SEC-0330. You can also obtain copies of our filings with the Securities and Exchange Commission, free of charge, through our website at www.inveresk.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the Commission will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

      We filed the following documents with the Commission (File No. 000-49765) under the Exchange Act and incorporate them by reference into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	The description of our common stock contained in our registration statement on Form S-1 (File No. 333-85356) as declared effective by the Commission on June 27, 2002 and incorporated by reference into Item 1 of our Form 8-A (File No. 000-49765) filed with the Commission on April 29, 2002 pursuant to Section 12(g) of the Exchange Act, including all amendments and reports filed for the purpose of updating such description.

      Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents. Any documents we file pursuant to these sections of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement will automatically be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents.

      Any statement contained in this prospectus or in any document incorporated, or deemed to be incorporated, by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and the related registration statement. Nothing in this prospectus shall be deemed to incorporate information furnished by us but not filed with the Commission pursuant to Item 9 or Item 12 of Form 8-K.

      You can obtain any of our filings incorporated by reference into this prospectus from us or from the Commission on the Commission’s website at the address listed above. We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of these filings or portions of these filings by writing or telephoning:

Martha Boyd

Secretary and General Counsel
11000 Weston Parkway
Cary, NC 27513
(919) 460-9005

       No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

5,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.